EX-99.23.j.iii
INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 24 to Registration Statement No. 333-85083 of AmeriPrime Advisors Trust on Form N-1A of our report dated June 4, 2001, appearing in the Annual Report to Shareholders of the Interstate Fund (a series of the Financial Investors Trust) for the period ended April 30, 2001, and to the reference to us under the headings "Financial Highlights" in the Prospectus and "Financial Statements" in the Statement of Additional Information, which are a part of such Registration Statement.


/s/ Deloitte & Touche LLP

Denver, Colorado
August 20, 2001